AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 15th day of November, 2000, by and among Pine View Technologies, Inc., a Nevada corporation ("Pine View"); Pine View Merger, Co., a Nevada corporation ("Merger Co"); and Videolocity, Inc., a Nevada corporation ("Video"); based on the following:

                                    Recitals

         The parties desire to enter into this agreement to set forth the terms and conditions of the corporate reorganization pursuant to which Merger Co. will be merged with and into Video, with Video being the surviving entity, and the issued and outstanding shares of capital stock of Video will be converted into shares of Pine View common stock. The merger of Merger Co. with and into Video and the issuance of Pine View common stock are for the purpose of effecting a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    Agreement

         Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived here from, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

                                    ARTICLE I
                                     MERGER

         1.01 The Merger. Merger Co. will be merged with and into Video, which shall survive the merger as the Surviving Corporation. The issued and outstanding shares of Video (the "Video Shares") shall be converted into post-split shares of Pine View common stock, par value $0.001 per share, after giving effect to the reverse split described in Section 4.02 (the "Pine View Shares"), as follows:

                  (a) Each Video Share outstanding on the Effective Date of the merger and all rights in respect thereof shall be converted into twenty-five (25) Pine View Shares (the "Exchange Ratio") for an aggregate of thirty million two hundred eighty-one thousand two hundred fifty (30,281,250) post-split Pine View Shares being issued to the Video shareholders on the effective date of the merger; except that, any "Dissenting Shares" of Video shall receive payment from Video, upon the completion of the merger, in accordance with the provisions of the

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         Nevada Revised Statutes. Dissenting Shares means any shares of Video for which the holder thereof has exercised his or her appraisal rights under the Nevada Revised Statutes.

                  (b) Pine View shall not issue any fractional shares or interest in connection with the foregoing conversion. If any holder of Video Shares would otherwise be entitled to a fractional share upon exchange thereof, Pine View shall round up the number of Pine View Shares to be issued to such holder to the nearest whole share.

                  (c) After the Effective Date of the merger, each holder of Video Shares shall, upon the surrender of the certificates representing such Shares to the registrar and transfer agent of Pine View, be entitled to receive a certificate or certificates evidencing the post-split Pine View Shares as provided herein. On the Effective Date of the merger, all Video Shares shall be canceled and all rights in respect thereof shall cease.

                  (d) Each share of common stock of Merger Co. issued and outstanding on the Effective Date, and all rights in respect thereof, shall, without any action on the part of Pine View or Merger Co., forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         1.02 Adjustments to Exchange Ratio. For all relevant purposes of the merger of Video into Merger Co., the number of Pine View Shares to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split (except for the proposed reverse split set forth in Section 4.02), recapitalization, or similar change in the Pine View Common Stock which may occur (with the prior written consent of Video) between the date of the execution of this Agreement and the date of delivery of such shares to provide the holders of Video Shares the same economic effect as contemplated by this Agreement prior to such event.

         1.03 Manner and Basis of Converting Stock. The manner and basis of converting the shares of common stock of Video and Merger Sub, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.03.

                  (a) Subject to the terms and conditions of this Agreement, each Video Share issued and outstanding immediately prior to the Effective Date, and all rights in respect thereof, shall at the Effective Date, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive twenty-five (25) post-split Pine View Shares. In other words, Pine View shall issue twenty-five post-split Pine View Shares for each one share of Video for an exchange ration of 25-to-1 (the "Exchange Ratio").

                  (b) Except as otherwise provided herein, commencing immediately after the Effective Date, each certificate which, immediately prior to the Effective Date, represented issued and

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         outstanding Video Shares shall evidence the right to receive twenty-five (25) whole post-split Pine View Shares on the basis set forth in paragraph (a) above. Upon the surrender by the holders of Video Shares to the transfer agent and registrar of Pine View of the stock certificate or certificates of Video endorsed in blank or accompanied by stock powers executed in blank, with all signatures medallion guaranteed and with all necessary transfer taxes and other revenue stamps affixed and acquired, together with the investment representation letter and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the Video Shares shall be entitled to receive a certificate or certificates representing the number of whole Pine View Shares to which they are entitled.

                  (c) On the Closing Date, Pine View shall adopt and assume the Videolocity, Inc. 2000 Stock Incentive Plan (the "Video Incentive Plan") and all awards made under the Video Incentive Plan shall be adjusted so that each award under the Video Incentive Plan shall be converted into an award pertaining to such number of post-split Pine View Shares as is equal to the product of (x) the number of shares of Video Common Stock subject to such award immediately prior to the Closing Date and (y) the Exchange Ratio. Except for adjustments required in connection with the conversion of Video Common Stock to post-split Pine View Shares, the Video Incentive Plan shall be unchanged and shall continue in full force and effect. Nothing contained in this Agreement shall be interpreted as causing any awards under the Video Incentive Plan to become vested or exercisable other than in accordance with the terms of such award.

         1.04. Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Pine View and Video prior to the Closing, at the Effective Date:

                  (a) The Articles of Incorporation of Video (the "Articles of Incorporation") as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law and by such Articles of Incorporation) the articles of incorporation of the Surviving Corporation.

                  (b) The Bylaws of Video as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

                  (c) The officers of Video immediately prior to the Effective Date shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal; and

                  (d) The directors of Video immediately prior to the Effective Date shall be the directors of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal.

         1.05 Subsequent Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

         1.06 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on such date as may be agreed to in writing by the parties (the "Closing Date"). The Closing Date shall occur not more than five days following the approval by a majority of the shareholders of Pine View Common Stock as set forth in Section 4.03 hereof and the Video Shareholders as set forth in Section 5.01 hereof. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

         1.07 Closing Events.

                  (a) Pine View Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, Pine View shall deliver to Video at Closing all the following:

                           (i) A certificate of good standing from the secretary
                  of state of Nevada, issued as of a date within five days prior to the Closing Date, certifying that Pine View is in good standing as a corporation in the State of Nevada;

                           (ii) Incumbency and specimen signature certificates
                  dated the Closing Date with respect to the officers of Pine View executing this Agreement and any other document delivered pursuant hereto on behalf of Pine View;

                           (iii) Copies of the resolutions of Pine View's board
                  of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Pine View as of the Closing Date;

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                           (iv) The certificate contemplated by Section 4.04,
                  duly executed by the president of Pine View;

                           (v) The certificate contemplated by Section 4.05,
                  dated the Closing Date, signed by the president of Pine View; and

                           (vi) Certificates for the Pine View Shares registered
                  in the names of the Video Shareholders.

        In addition to the above deliveries, Pine View shall take all steps and actions as Video and the Video Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

                  (b) Video's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, Video and/or Video's Stockholder's shall deliver to Pine View at Closing all the following:

                           (i) A certificate of good standing from the secretary
                  of state of Nevada, issued as of a date within five days prior to the Closing Date certifying that Video is in good standing as a corporation in the State of Nevada;

                           (ii) Incumbency and specimen signature certificates
                  dated the Closing Date with respect to the officers of Video executing this Agreement and any other document delivered pursuant hereto on behalf of Video;

                           (iii) Copies of the resolutions of Video's board of
                  directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Video as of the Closing Date;

                           (iv) The certificate contemplated by Section 5.02,
                  executed by the chief executive officer of Video; and

                           (v) The certificate contemplated by Section 5.03,
                  dated the Closing Date, and signed by the chief executive officer of Video.

In addition to the above deliveries, Video shall take all steps and actions as Pine View may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

         1.08 Effective Date. As soon as practicable following consummation of the transactions contemplated hereby on the Closing Date, Articles of Merger setting forth such matters as required by the provisions of the corporate statute of the State of Nevada to complete the merger of Video and Merger Co. shall be filed with the Secretary of State of Nevada. The "Effective Date" of the merger shall be the date the filing of such Articles of Merger shall become effective.

         1.09 Effect of Merger. On the Effective Date of the merger, Video and Merger Co. shall cease to exist separately, and Merger Co. shall be merged with and into Video, the Surviving Corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the State of Nevada. Video, as the Surviving Corporation, shall posses all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, of a private as well as of a public nature, and be subject to all the restrictions, obligations, and duties of each of Video and Merger Co.; all property, real, personal, and mixed, and all debts due to either Video or Merger Co. on whatever account, and all other things belonging to each of Video and Merger Co. shall be vested in Video, all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Video as they were of Video and Merger Co.; the title to any real estate, whether vested by deed or otherwise, in either Video or Merger Co. shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens on any property of either Video or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Video and Merger Co. shall thenceforth attach to Video and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by Video.

         1.10 Termination

                  (a) This Agreement may be terminated by the board of directors of either Pine View or Video at any time prior to the Closing Date if:

                           (i) There shall be any actual or threatened action or
                  proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

                           (ii) Any of the transactions contemplated hereby are
                  disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange.

        In the event of termination pursuant to this paragraph (a) of Section 1.11, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

                  (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Pine View if (i) shareholders of Video owning more than five percent (5%) of the issued and outstanding shares of Video capital stock perfect their dissenter's rights with respect to the approval of this Agreement and the transactions contemplated hereby, (ii) Video shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Video contained herein shall be inaccurate in any material respect or
         (iii) there has been any material adverse change in the business or financial condition of Video. In the event of termination pursuant to this paragraph (b) of this section 1.11, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

                  (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Video if (i) The shareholders of Video fail to approve this Agreement and the transactions contemplated hereby in the manner specified herein, (ii) Pine View shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Pine View contained herein shall be inaccurate in any material respect, or (iii) there has been any adverse change in the business or financial condition of Pine View. In the event of termination pursuant to this paragraph (c) of this section 1.11, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PINE VIEW

         As an inducement to, and to obtain the reliance of Video, Pine View and Merger Co. represent and warrant as follows:

         2.01 Organization.

                  (a) Pine View is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Pine View's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

                  (b) Merger Co. is, and will be on the Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Merger Co.'s articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

         2.02 Approval of Agreement. Pine View and Merger Co. have full power, authority, and legal right and have taken, or will take, all action required by law, their articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Pine View and Merger Co. have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Pine View shareholders and compliance with state and federal corporate and securities laws.

         2.03 Capitalization. The authorized capitalization of Pine View consists of 50,000,000 shares of common stock, $0.001 par value, of which 10,501,000 shares are issued and outstanding. As a condition to the Closing, Pine View shall raise an additional $500,000 through the sale of not more than 10,000,000 additional shares of its pre-split common stock to be issued immediately following the Closing. The authorized capitalization of Merger Co. consists of 50,000 shares, $0.001 par value, of which 100 shares are issued and outstanding. All issued and outstanding shares of Pine View and Merger Co. are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Pine View or Merger Co.

         2.04. SEC Reports; Financial Statements.

                  (a) Pine View has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since it became subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "Pine View SEC Reports "), and, with respect to the Pine View SEC Reports filed by Pine View after the date hereof and prior to the Closing Date, will deliver or make available, to Video all of its Pine View SEC Reports in the form filed with the SEC. The Pine View SEC Reports (i) were (and any Pine View SEC Reports filed after the date hereof will be) in all material respects prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Pine View SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Closing Date, Pine View shall be current in the filing of the Pine View SEC Reports.

                  (b) Included in Schedule 2.04 are (i) the audited balance sheets of Pine View as of October 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended October 31, 1999, and 1998, and from inception through October 31, 1999, including the notes thereto, and the accompanying report of Dave Thomson, independent certified public accountant, and (ii) the unaudited balance sheet of Pine View as of July 31, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended July 31, 2000 and from inception through July 31, 2000, together with the notes thereto and representations by the principal accounting and financial officer of Pine View to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated and such financial statements shall not reflect any material changes since the October 31, 1999.

                  (c) The financial statements of Pine View delivered pursuant to Section 2.04(b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The Pine View financial statements present fairly, in all material respects, as of their respective dates, the financial condition of Pine View. Pine View did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Pine View in accordance with generally accepted accounting principles. The statements of operations and cash flows present fairly the financial position and result of operations of Pine View as of their respective dates and for the respective periods covered thereby.

                  (d) Pine View has filed or will file as the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respects. Pine View has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of Pine View, except to the extent reflected on such balance sheet, or for such other dates and years and periods prior thereto for which Pine View may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Pine View has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have an adverse affect on Pine View, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Pine View.

                  (e) The books and records, financial and otherwise, of Pine View and Merger Co. are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Pine View and Merger Co., and Pine View and Merger Co. have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

         2.05 Outstanding Warrants and Options. Pine View and Merger Co. have no existing warrants, options, calls, or commitments of any nature relating to the authorized and unissued shares of Pine View or Merger Co. Common Stock.

         2.06 Information. The information concerning Pine View and Merger Co. set forth in this Agreement and the schedules delivered by Pine View pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Pine View and Merger Co. shall cause the schedules delivered by them pursuant hereto and the instruments delivered to Video hereunder to be updated after the date hereof up to and including the Closing Date.

         2.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the schedules hereto, since the date of the most recent Pine View balance sheet described in Section 2.04:

                  (a) There has not been (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of Pine View or (ii) any damage, destruction, or loss to Pine View (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of Pine View;

                  (b) Pine View has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Pine View; (iv) made any change in its method of management, operation, or accounting; (v) entered into any other transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination payment to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) established any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

                  (c) Pine View has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Pine View balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or (v) rights, canceled, or agreed to cancel, any debts or claims; (vi) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Pine View; or (vii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

                  (d) Pine View has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Pine View.

         2.08 Litigation and Proceedings. There are no actions, suits, or administrative or other proceedings pending or, threatened by or against Pine View or adversely affecting Pine View or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

         2.09 Compliance With Laws and Regulations. Pine View has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance
(i) could not adversely affect the business, operations, properties, assets, or condition of Pine View or (ii) could not result in the occurrence of any liability for Pine View. To the best knowledge of Pine View, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

         2.10 Contracts. Except as included or described in Schedule 2.10:

                  (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Pine View is a party by which it or any of the properties of Pine View are bound;

                  (b) All contracts, agreements, franchises, license agreements, and other commitments to which Pine View is a party or by which its properties are bound and which are material to the operations or financial condition of Pine View are valid and enforceable by Pine View in all material respects;

                  (c) Pine View is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Pine View can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Pine View; and

                  (d) Pine View is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money;
        (iv) guarantee of any obligation, other than one on which Pine View is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $500; (v) consulting or other similar contract with an unexpired term of more than one year; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Pine View or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $500 in the aggregate.

         2.11 Material Contract Defaults. Pine View is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Pine View, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Pine View has not taken adequate steps to prevent such a default from occurring.

         2.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which Pine View is a party or to which any of its properties or operations are subject.

         2.13 Compliance With Laws and Regulations. Pine View has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Pine View or except to the extent that noncompliance would not result in the occurrence of any material liability for Pine View. To the best knowledge of Pine View, the consummation of the transactions contemplated by this Agreement will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

         2.14 Subsidiaries and Predecessors. Pine View does not own, beneficially or of record, any equity securities in any other entity except for Merger Co. which is a wholly owned subsidiary formed for the sole purpose of completing the transactions set forth herein. Pine View does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

         2.15 Employee Relations. Pine View has complied in respect of its business in all material respects with all applicable laws, rules, and regulations, specifically title VII of the Civil Rights Act of 1963 and the Fair Labor Standard Act of 1938, that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Pine View believes that its relationship with its employees is satisfactory.

         2.16 Pine View Schedules. Pine View has delivered to Video the following schedules, which are collectively referred to as the "Pine View Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Pine View as complete, true, and accurate:

                  (a) A schedule including copies of the articles of incorporation and bylaws of Pine View in effect as of the date of this Agreement;

                  (b) A schedule containing copies of resolutions adopted by the board of directors of Pine View approving this Agreement and the transactions herein contemplated;

                  (c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Pine View since the most recent Pine View balance sheet, required to be provided pursuant to Section 2.07 hereof;

                  (d) A schedule setting forth Pine View's annual report on Form 10-KSB for the year ended October 31, 1999, and its quarterly reports on Form 10-QSB for each fiscal quarter in 2000, which include the financial statements required pursuant to Section 2.04(b) hereof; and

                  (e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Pine View Schedules by Sections 2.01 through 2.15.

Pine View shall cause the Pine View Schedules and the instruments delivered to Video hereunder to be updated after the date hereof up to and including the Closing Date. Such updated Pine View Schedules, certified in the same manner as the original Pine View Schedules, shall be delivered prior to and as a condition precedent to the obligation of Video to close.

                                   ARTICLE III
               REPRESENTATIONS, COVENANTS, AND WARRANTIES OF VIDEO

         As an inducement to, and to obtain the reliance of, Pine View and Merger Co., Video represents and warrants as follows:

         3.01 Organization. Video is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Video. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Video's articles of organization or operating agreement, or other material agreement to which it is a party or by which it is bound.

         3.02 Approval of Agreement. Video has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaw, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Video has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Video Shareholders and compliance with state and federal corporate and securities laws.

         3.03 Capitalization. The authorized capitalization of Video consists of 2,000,000 shares of common stock, par value $0.001, of which 1,211,250 shares are issued and outstanding. Video also has 400,000 shares of its common stock reserved for issuance under the Videolocity, Inc. 2000 Stock Incentive Plan (the "Video Incentive Plan") and, as of the date hereof, awards with respect to 363,750 shares of common stock have been made under the Video Incentive Plan. All issued and outstanding shares of Video are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no distributions, return of capital or other amounts due or payable with respect to any of the shares of Video.

         3.04 Financial Statements.

                  (a) Included in Schedule 3.04 are the audited balance sheet of Video as of October 31, 2000, and the related audited statements of operations, cash flows, and stockholders' equity for the period from inception on May 26, 2000 to October 31, 2000, including the notes thereto.

                  (b) The audited financial statements delivered pursuant to
         Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of Video present fairly in all material aspects, as of their respective dates, the financial condition of Video. Video did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Video, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Video as of their respective dates and for the respective periods covered thereby.

                  (c) Video completed its first fiscal year on October 31, 2000 and has or will prior to the Closing Date file all required federal and state income tax returns. Video has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the audited balance sheet of Video, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable. Proper and accurate amounts of taxes have been withheld by or on behalf of Video with respect to all material compensation paid to employees of Video for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in compliance with the provisions of all applicable federal, state, and local tax and other laws. Video has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Video, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no tax liens upon any of the assets of Video. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Video.

                  (d) The books and records, financial and otherwise, of Video are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Video. Video has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

         3.05 Outstanding Warrants and Options. Except for awards made under the Video Incentive Plan, Video has no outstanding options, warrants, calls or awards of any nature relating to the authorized and unissued Video Shares.

         3.06 Information. The information concerning Video set forth in this Agreement and in the schedules delivered by Video pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Video shall cause the schedules delivered by Video pursuant hereto to Pine View hereunder to be updated after the date hereof up to and including the Closing Date.

         3.07 Absence of Certain Changes or Events. Except as set forth in this Agreement since October 31, 2000:

                  (a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Video or (ii) any damage, destruction, or loss to Video materially and adversely affecting the business, operations, properties, assets, or conditions of Video.

                  (b) Video has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Video; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

                  (c) Video has not (i) granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof except awards granted under the Video Incentive Plan; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Video balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Video; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares) except awards granted under the Video Incentive Plan; and

                  (d) To the best knowledge of Video, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Video.

         3.08 Title and Related Matters. Except as provided herein or disclosed in the Video balance sheet and the notes thereto, Video has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent Video balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Video, the technology licensed to it does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Video as now being conducted or as contemplated.

         3.09 Litigation and Proceedings. Except as otherwise disclosed in
Schedule 3.09, there are no material actions, suits, or proceedings pending or, to the knowledge of Video, threatened by or against Video or adversely affecting Video, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Video does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

         3.10 Contracts. Except as otherwise disclosed in Schedule 3.10:

                  (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Video is a party by which it or any of the properties of Video are bound;

                  (b) All contracts, agreements, franchises, license agreements, and other commitments to which Video is a party or by which its properties are bound and which are material to the operations or financial condition of Video are valid and enforceable by Video in all material respects;

                  (c) Video is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Video can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Video; and

                  (d) Video is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Video is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Video or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

         3.11 Material Contract Defaults. Video is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Video, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Video has not taken adequate steps to prevent such a default from occurring.

         3.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Video is a party or to which any of its properties or operations are subject.

         3.13 Governmental Authorizations. Video has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Video of this Agreement and the consummation by Video of the transactions contemplated hereby.

         3.14 Compliance With Laws and Regulations. Video has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Video or except to the extent that noncompliance would not result in the occurrence of any material liability for Video. To the best knowledge of Video, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

         3.15 Subsidiaries and Predecessors. Except as set forth in Schedule 3.15, Video does not own, beneficially or of record, any equity securities in any other entity.

         3.16 Insurance. Video currently has no significant insurable properties and does not carry insurance on such properties.

         3.17 Employee Relations. Video has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Video believes that its relationship with its employees is satisfactory.

         3.18 Video Schedules. Video has delivered to Pine View the following schedules, which are collectively referred to as the "Video Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and Pine View as of such date, all certified by the chief executive officer of Video as complete, true, and accurate:

                  (a) A schedule including copies of its articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

                  (b) A schedule containing copies of resolutions adopted by the directors of Video approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

                  (c) A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof;

                  (d) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Video since the most recent Video balance sheet, required to be provided pursuant to Section 3.07 hereof;

                  (e) A schedule setting forth any material contracts required to be provided or matters to be disclosed pursuant to Section 3.10 hereof;

                  (f) A schedule setting forth a description of the third party securities owned by Video required pursuant to Section 3.15 hereof; and

                  (g) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Video Schedules by Sections 3.01 through 3.18.

Video shall cause the Video Schedules and the instruments delivered to Pine View hereunder to be updated after the date hereof up to and including the Closing Date. Such updated Video Schedules, certified in the same manner as the original Video Schedules, shall be delivered prior to and as a condition precedent to the obligation of Pine View to close.

                                   ARTICLE IV
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF VIDEO

         Video shall be bound by the terms and conditions of this Agreement provided the following conditions are complied with and satisfied by Pine View at or before the Closing Date:

         4.01. Additional Financing. At Closing, Pine View will have raised five hundred thousand dollars ($500,000) in additional equity financing. The additional financing shall be through the sale of not more than the equivalent of 10,000,000 pre-split shares of Pine View common stock. The sale of the shares of Pine View common stock shall be subject to the closing of the Merger, shall be an investment in the combined companies, and accordingly, will be treated as having been issued immediately following the Merger. All funds raised shall be held in an escrow account with Victor D. Schwarz, LLC pending closing of the Merger. Upon completion of the Merger, the funds shall be placed in the operating account of Pine View. For purposes of issuing share certificates, all shares of Common Stock issued to the subscribers shall be after completion of the merger and taking into account the reverse split set forth in section 4.02 hereof. If the transactions contemplated by this Agreement are not closed, all funds raised shall be returned to the subscribers.

         4.02. Reverse Split. Pine View shall effect a .61-for-1 reverse split of its issued and outstanding Common Stock, which reverse split shall be implemented prior to the Closing of the transactions contemplated in this Agreement, subject to shareholder approval.

         4.03 Shareholder Approval. Pine View shall call and hold a meeting of its shareholders, to (i) approve the transactions contemplated by this Agreement, (ii) change of name of Pine View to "Videolocity TV, Inc." or such name as may be selected by Video, (iii) amend Pine View's articles of incorporation to provide for those changes that are believed to be in the best interest of the Pine View shareholders and that are mutually agreed to by the board of directors of Pine View and Video, including but not limited to the change in the capitalization of Pine View to increase the authorized shares of common stock to 125,000,000 and add a class of preferred stock, (iv) elect the nominees of Video as Pine View's board of directors, subject to the closing of the transactions contemplated by this Agreement, and (v) approve the reverse split contemplated in Section 4.02 hereof. In addition, this Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Video in the manner required by the applicable laws of the state of Nevada.

         4.04 Accuracy of Representations. The representations and warranties made by Pine View in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Pine View shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Pine View prior to or at the Closing. Video shall be furnished with certificates, signed by duly authorized officers of Pine View and dated the Closing Date, to the foregoing effect.

         4.05 Officer's Certificates. Video shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Pine View to the effect that to such officer's best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Pine View threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Pine View's own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

                  (a) This Agreement has been duly approved by Pine View's board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Pine View by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Pine View pursuant to a unanimous consent;

                  (b) There have been no material adverse changes in Pine View up to and including the date of the certificate;

                  (c) All conditions required by this Agreement have been met, satisfied, or performed by Pine View;

                  (d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Pine View have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

                  (e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Pine View, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Pine View, the operation of Pine View, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Pine View is bound or in any way contests the existence of Pine View.

         4.06 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Pine View, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Pine View.

         4.07 Good Standing. Video shall have received a certificate of good standing from the secretary of state of Nevada, dated as of the date within five days prior to the Closing Date, certifying that Pine View is in good standing as a corporation in the State of Nevada.

         4.08 Other Items. Video shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Video may reasonably request.


                                    ARTICLE V
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PINE VIEW

         The obligations of Pine View under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         5.01. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Video and Pine View in the manner required by the applicable laws of the state of Nevada.

         5.02 Accuracy of Representations. The representations and warranties made by Video in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Video shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Video prior to or at the Closing. Pine View shall be furnished with a certificate, signed by a duly authorized officer of Video and dated the Closing Date, to the foregoing effect.

         5.03 Officer's Certificates. Pine View shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Video to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Video, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Video's own documents, the certificate shall represent, to the best knowledge of the officer, that:

                  (a) This agreement has been duly approved by Video's board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Video by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Video pursuant to a unanimous consent and the shareholders of Video;

                  (b) Except as provided or permitted herein, there have been no material adverse changes in Video up to and including the date of the certificate;

                  (c) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Video have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

                  (d) Except as otherwise disclosed in Schedule 3.09, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Video, wherein an unfavorable decision, ruling, or finding would have a material adverse affect on the financial condition of Video, the operation of Video, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Video is bound or would in any way contest the existence of Video.

         5.04 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Video, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Video.

         5.05 Good Standing. Pine View shall have received a certificate of good standing from the appropriate authority, dated as of a date with five days prior to the Closing Date, certifying that Video is in good standing as a corporation in the State of Nevada.

         5.06 Other Items. Pine View shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Pine View may reasonably request.

                                   ARTICLE VI
                                SPECIAL COVENANTS

         6.01 Activities of Pine View and Video

                  (a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Pine View and Video pursuant hereto or as permitted or contemplated by this Agreement, Pine View and Video will each:

                           (i) Carry on its business in substantially the same
                  manner as it has heretofore;

                           (ii) Maintain in full force and effect insurance
                  comparable in amount and in scope of coverage to that now maintained by it;

                           (iii) Perform in all material respects all of its
                  obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

                           (iv) Use its best efforts to maintain and preserve
                  its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

                           (v) Duly and timely file for all taxable periods
                  ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

                           (vi) Fully comply with and perform in all material
                  respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

                  (b) From and after the date of this Agreement and except as provided herein until the Closing Date, Pine View and Video will not:

                           (i) Make any change in its articles of incorporation
                  or bylaws or effect any recapitalization;

                           (ii) Enter into or amend any material contract,
                  agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

                           (iii) Enter into any agreement for the sale of Video
                  or Pine View securities without the prior approval of the other party.

         6.02 Access to Properties and Records. Until the Closing Date, Video and Pine View will afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Video or Pine View and will furnish the other party with such additional financial and other information as to the business and properties of Video or Pine View as each party shall from time to time reasonably request.

         6.03 Indemnification by Video. Video will indemnify and hold harmless Pine View and its directors and officers, and each person, if any, who controls Pine View within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the

Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Video expressly for use therein. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Pine View and shall survive the consummation of the transactions contemplated by this Agreement for a period of three months.

         6.04. Indemnification by Pine View. Pine View will indemnify and hold harmless Video, and its directors and officers, and each person, if any, who controls Video within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Pine View expressly for use therein. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Video and shall survive the consummation of the transactions contemplated by this Agreement for a period of three months.

         6.05 The Acquisition of Pine View Common Stock. Pine View and Video understand and agree that the consummation of this Agreement including the issuance of the Pine View Common Stock to Video in exchange for the Video Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Pine View and Video agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

                  (a) In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of Video shall execute and deliver to Pine View an investment representation letter in substantially the same form as that attached hereto as Exhibit "A."

                  (b) In connection with the transaction contemplated by this Agreement, Video and Pine View shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Video reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

                  (c) In order to more fully document reliance on the exemptions as provided herein, Video, the shareholders of Video, and Pine View shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Pine View or Video and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

         6.06 Pine View Liabilities. Immediately prior to the Closing Date, Pine View shall have cash and cash equivalents in an amount not less than $39,000 and no material liabilities, except for the costs and expenses related to this Agreement which shall not exceed $15,000.

         6.07 Securities Filings. Pine View shall be responsible for the preparation of a Form D and its filing with the Securities and Exchange Commission and Video will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

         6.08 Sales of Securities Under Rule 144, If Applicable.

                  (a) Pine View will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

                  (b) Upon being informed in writing by any person holding restricted stock of Pine View as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Pine View will certify in writing to such person that it is compliance with rule 144 current public information requirement to enable such person to sell such person's restricted stock under rule 144, as may be applicable under the circumstances.

                  (c) If any certificate representing any such restricted stock is presented to Pine View's transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Pine View and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Pine View will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any related stop transfer order or restrictive legend. The provisions of this Section 6.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

         6.09 New Board of Directors and Officers. Upon closing of the transactions contemplated by this Agreement, the current directors and officers of Pine View shall resign, seriatim, and the persons designated by Video shall be appointed to fill the vacancies created thereby, subject to the approval of the suitability and qualifications of such nominees by Pine View's board of directors.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.01 Brokers. Pine View and Video agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, Pine View and Video each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

         The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

         7.02 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income tax purposes.

         7.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

         7.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

         If to Pine View, to:                  If to Video, to:

         Stephen B. Cluff, President           Jerry E. Romney, Jr., President
         Pine View Technologies, Inc.          Videolocity, Inc.
         1242 Roosevelt Avenue                 P.O. Box 4108
         Salt Lake City, Utah 84105            136 Heber Avenue, #209
                                               Park City, Utah 84060

         With a copy to:                       With a copy to:

         Victor D. Schwarz, Esq.               D.T. Norman, Secretary
         Victor D. Schwarz, LLC                Videolocity, Inc.
         2681 Parley's Way                     358 S. 700 E., #B-604
         Salt Lake City, UT 84109              Salt Lake City, UT 84102

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

         7.05 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         7.06 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by Pine View or Video such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

         7.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

         7.08 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

         7.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         7.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         7.11 Public Statements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the Merger and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

PINE VIEW TECHNOLOGIES, INC.,               VIDEOLOCITY, INC.,
a Nevada corporation                        a Nevada corporation


By:  /s/ Stephen B. Cluff                   By:  /s/ Jerry E. Romney, Jr.
    --------------------------                  ----------------------------
    Stephen B. Cluff, President                 Jerry E. Romney, Jr., President
    and Secretary

PINE VIEW MERGER CO.,
a Nevada corporation

By:  /s/ Stephen B. Cluff                   By:  /s/ D. T. Norman
    ---------------------------                 -----------------
    Stephen B. Cluff, President                 D.T. Norman, Secretary
    and Secretary

STATE OF UTAH              )
                           ss.
COUNTY OF SALT LAKE        )

         On this 16th day of November, 2000, personally appeared before me Stephen B. Cluff, whose identity is personally known to me and who being by me duly sworn, did say that he is the President and Secretary of Pine View Technologies, Inc. and Pine View Merger Co., respectively, and that the foregoing agreement was signed by him on behalf of said corporations by authority of resolutions adopted by their respective boards of directors, and said Stephen B. Cluff acknowledged to me that said corporations executed the same.

     /s/ Victor D. Schwarz
     ---------------------
     NOTARY PUBLIC

STATE OF UTAH            )
                         ss.
COUNTY OF SALT LAKE      )

         On this 15th day of November, 2000, personally appeared before me Jerry
E. Romney, Jr. and D.T. Norman, whose identities are personally known to me and who, each being by me duly sworn, did say that he is the President and she is the Secretary of Videolocity, Inc. and that the foregoing agreement was signed by them on behalf of said corporation by authority of resolutions adopted by its board of directors, and said Jerry E. Romney, Jr. and Donna T. Norman acknowledged to me that said corporation executed the same.


     /s/ Mark N. Schneider
    ------------------------
    NOTARY PUBLIC